UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 2, 2005

EGL, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

000-27288 76-0094895
(Commission File Number) (IRS Employer Identification No.)

15350 Vickery Drive, Houston, Texas 77032
(Address of Principal Executive Offices) (Zip Code)

(281) 618-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 2, 2005, EGL, Inc., a Texas corporation (the “Company”), paid Mr. Vittorio Favati, the Company’s President of EGL International, a cash bonus of $27,000 under the company’s 2005 Incentive Bonus Plan for Executive Management Employees (the “Cash Bonus Plan”), with respect to the third quarter of 2005.  The bonus payment represents 36% of Mr. Favati’s cash bonus potential for the third quarter of 2005.

On December 2, 2005, the Company paid Mr. Elijio Serrano, the Company’s Chief Financial Officer, a cash bonus of $46,199.70 under the Cash Bonus Plan with respect to the third quarter of 2005.  The bonus payment represents 62% of Mr. Serrano’s cash bonus potential for the third quarter of 2005.

On December 2, 2005, the Company paid Mr. Ron Talley, the Company’s Chief Operating Officer and President of The Select Carrier Group, a cash bonus of $42,000.30 under the Cash Bonus Plan with respect to the third quarter of 2005.  The bonus payment represents 56% of Mr. Talley’s cash bonus potential for the third quarter of 2005.

On December 2, 2005, the Company paid Mr. E. Joseph Bento, the Company’s President of North America Chief Marketing Officer, a cash bonus of $44,000.40 under the Cash Bonus Plan with respect to the third quarter of 2005.  The bonus payment represents 59% of Mr. Bento’s cash bonus potential for the third quarter of 2005.

The Company’s executive officers are eligible for incentive bonus based on three criteria:  (1) the Company’s financial performance, (2) the target incentive bonus authorized by the Cash Bonus Plan, and (3) the employee’s personal performance against established goals.  The Cash Bonus Plan is an annual plan, which is calculated on a year-to-date basis and paid quarterly.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 2, 2005

EGL, INC.

By:

/s/ Elijio V. Serrano

Elijio V. Serrano

Chief Financial Officer

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